EXHIBIT 15.3

November 17, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We were previously principal accountants for Top Image Systems (Asia Pacific) Pte. Ltd. and its subsidiaries and, under the date of April 21, 2009, we reported on the consolidated financial statements of Top Image Systems (Asia Pacific) Pte. Ltd. as of and for the year ended December 31, 2008 and as of and for the six month period ended December 31, 2007. On April 21, 2009, we declined to stand for reelection. We have read Top Image System Ltd’s statements included under Item 16F of its Form 20-F/A (Amendment No. 2) dated November 17, 2010  and we agree with such statements, except that we are not in a position to agree or disagree with Top Image Systems Ltd’s statement that Kost Forer Gabbay & Kasierer (a member of Ernst and Young Global) was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Top Image Systems (Asia Pacific ) Pte. Ltd.’s consolidated financial statements.

Very truly yours,

KPMG LLP
Singapore